(logo)GE                                                              GE CAPITAL

                                       GE CAPITAL MORTGAGE SERVICES, INC.
                                       A UNIT OF GE CAPITAL MORTGAGE CORPORATION
                                       THREE EXECUTIVE CAMPUS, P.0. BOX 5260
                                       CHERRY HILL, NJ 08034-0455
                                       609 661-6100, 800 257-7818





Except for non-compliance with minimum servicing standard I. 1 described below, as of and for the year ended December 31, 1995, GE Capital Mortgage Services, Inc. (the Company) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $100 million and $20 million, respectively.

With respect to minimum servicing standard I.1., certain accounts contained reconciling items that were not resolved within 90 calendar days of their original identification.



/s/ Gregory A. Gilman
Vice President, Mortgage Servicing